EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STEPSTONE GROUP INC.
STEPSTONE GROUP INC., a Delaware corporation (the “Corporation”), does hereby certify:
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended by deleting Article XI thereof in its entirety and inserting the following in lieu thereof:
“ARTICLE XI
LIABILITY OF DIRECTORS AND OFFICERS
Section 11.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.
Section 11.2    Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director or officer, as applicable, shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.”
SECOND: That the foregoing amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on the date set forth below.

STEPSTONE GROUP INC.

By: /s/ Jennifer Y. Ishiguro
Name: Jennifer Y. Ishiguro
Title: Chief Legal Officer & Secretary

Dated: September 10, 2025

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